Exhibit 4(b)

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE TO BE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

___________________

PPL ENERGY SUPPLY, LLC
5.70 % REset Put Securities (“REPSSM*”) due 2035

Original Issue Date:	October 26, 2005

Stated Maturity:	October 15, 2035

Interest Rate:	To but excluding the Remarketing Date, 5.70%. From and including the Remarketing Date, the New Coupon Rate, as discussed below in this Security.

Interest Payment Dates:	April 15 and October 15

First Interest Payment Date:	April 15, 2006

Regular Record Dates:	April 1 and October 1

Remarketing Date:	October 15, 2015, or if such date is not a Business Day (as defined herein), the next succeeding Business Day.

This Security is not a Discount Security within
the meaning of the within-mentioned Indenture
_____________________________________

Principal Amount	No. R-1
$300,000,000	CUSIP 69352 JAG 2

_________________________________
* REPS is a servicemark of Morgan Stanley & Co. Incorporated.

PPL ENERGY SUPPLY, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED MILLION DOLLARS ($300,000,000) on the Stated Maturity specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent date to which interest has been paid or duly provided for, semi-annually in arrears on the Interest Payment Dates specified above in each year, commencing April 15, 2006, and at Maturity, at the Interest Rates per annum provided for above, until the principal hereof is paid or duly provided for. The interest so payable, and paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date specified above (whether or not a Business Day) next preceding such Interest Payment Date, provided that (a) interest payable on the Remarketing Date shall be paid to the Person to whom the Purchase Price (as defined below) shall be paid, and (b) interest payable at Maturity shall be paid to the Person to whom principal shall be paid. Except as otherwise provided in said Indenture, any such interest not so paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. Interest on this Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full calendar month, on the basis of actual days elapsed during such period.

Payment of the principal of and premium, if any, on this Security and interest hereon due at Maturity or on the Remarketing Date shall be made upon presentation of this Security at the corporate trust office of JPMorgan Chase Bank, N.A. in New York, New York or at such other office or agency as may be designated for such purpose by the Company from time to time. Payment of interest, if any, on this Security (other than interest due at Maturity or on the Remarketing Date) shall be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, except that (a) if such Person shall be a securities depositary, such payment may be made by such other means in lieu of check as shall be agreed upon by the Company, the Trustee or other Paying Agent and such Person and (b) if such Person is a Holder of $10,000,000 or more in aggregate principal amount of Securities of this series such payment may be in immediately available funds by wire transfer to such account as may have been designated in writing by the Person entitled thereto as set forth herein in time for the Paying Agent to make such payments in accordance with its normal procedures. Any such designation for wire transfer purposes shall be made by filing the appropriate information with the Trustee at its Corporate Trust Office in The City of New York not less than fifteen calendar days prior to the applicable payment date and, unless revoked by written notice to the Trustee received on or prior to the Regular Record Date immediately preceding the applicable Interest Payment Date, shall remain in effect with respect to any further interest payments (other than interest payments due at Maturity or on the Remarketing Date) with respect to this Security payable to such Holder. Payment of the principal of and premium, if any, and interest, if any, on this Security, as aforesaid, shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

If any Interest Payment Date, the Remarketing Date or the Maturity shall not be a Business Day (as hereinafter defined), payment of the amounts due on this Security on such date may be made on the next succeeding Business Day, and, if such payment is made or duly provided for on such next succeeding Business Day, no interest shall accrue on such amounts for the period from and after such Interest Payment Date, the Remarketing Date or Maturity, as the case may be, to such Business Day.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and issuable in one or more series under an Indenture, dated as of October 1, 2001 (such Indenture as originally executed and delivered and as supplemented or amended from time to time thereafter, together with any constituent instruments establishing the terms of particular Securities, being herein called the “Indenture”), between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Securities thereunder and of the terms and conditions upon which the Securities are, and are to be, authenticated and delivered. The acceptance of this Security shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Security is one of the series designated above (the “Notes”).

New Coupon Rate; Remarketing

The Remarketing Dealer. On or prior to the Original Issue Date specified above, the Company and Morgan Stanley & Co. International Limited (the “Remarketing Dealer”) entered into a Remarketing Agreement (the “Remarketing Agreement”). No Holder or beneficial owner of any Notes shall have any rights or claims under the Remarketing Agreement or against the Company or the Remarketing Dealer as a result of the Remarketing Dealer not purchasing the Notes as described below.

This Security will bear interest at the rate of 5.70% from and including the Original Issue Date specified above to but excluding the Remarketing Date specified above. If the Remarketing Dealer purchases the Notes as described below, the Remarketing Dealer will reset the interest rate for the Notes effective on the Remarketing Date (the “New Coupon Rate”), pursuant to the Remarketing Process described below. In such circumstance, (a) this Security will be purchased by the Remarketing Dealer at 100% of the principal amount hereof on the Remarketing Date, on the terms and subject to the conditions described herein, and (b) from and including the Remarketing Date, the Notes will bear interest at the New Coupon Rate determined by the Remarketing Dealer in accordance with the procedures set forth under “Remarketing Process and New Coupon Rate” below. Interest accrued to but excluding the Remarketing Date will be paid by the Company on such date to the Person to whom the Purchase Price shall be paid.

Maturity Date; Mandatory Purchase on Remarketing Date. The Notes will mature on the Stated Maturity specified above. On the Remarketing Date pursuant to automatic mandatory purchase of this Security, the Holder hereof will be entitled to receive, and will be required to accept, 100% of the principal amount hereof (the “Purchase Price”) from either (a) the Remarketing Dealer, if the Remarketing Dealer purchases this Security, or (b) the Company, pursuant to either optional or mandatory repurchase of this Note by the Company.

The transactions described above will be executed on the Remarketing Date through the Depositary in accordance with the procedures of the Depositary, and the accounts of participants will be debited and credited and the Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

Purchase by the Remarketing Dealer; Remarketing. If the Remarketing Dealer gives notice in writing in accordance with the Remarketing Agreement, of its intention to commence the Remarketing Process (as defined below) and purchase the Notes for remarketing (the “Remarketing Notification”), to the Company and the Trustee on a Business Day (the “Notification Date”) not earlier than September 23, 2015 and not later than September 30, 2015, the Notes will be automatically purchased, or deemed purchased, by the Remarketing Dealer at the Purchase Price on the Remarketing Date, except in the circumstances described below. If the Remarketing Dealer purchases the Notes as aforesaid, from and including the Remarketing Date, the Notes will bear interest at the New Coupon Rate.

The Remarketing Dealer’s notice to the Trustee must contain the requisite delivery details, including the identity of the Remarketing Dealer’s account with The Depository Trust Company, New York, New York (the “Depositary”). The Remarketing Dealer may revoke its Remarketing Notification, and terminate its obligation to remarket the Notes, by giving notice thereof to the Company and the Trustee at any time prior to 3:00 p.m. on the Determination Date (as defined below). Such revocation will terminate the Remarketing Process.

The Remarketing Dealer’s obligation to purchase the Notes will be terminated and the Remarketing Process will terminate, if any of the following (a “Termination Event”) occurs: (i) an Event of Default has occurred and is continuing under clause (a), (b) or (c) of Section 801 of the Indenture (in which case, termination is at the Remarketing Dealer’s option); (ii) an Event of Default has occurred and is continuing as provided in Article One, Section 7 of Supplemental Indenture No. 3 to the Indenture (in which case, termination is at the Remarketing Dealer’s option); (iii) an Event of Default has occurred and is continuing under clauses (d) or (e) of Section 801 of the Indenture (in which case, termination is automatic); (iv) fewer than two Reference Corporate Dealers (as defined below) have submitted timely Bids (as defined below) substantially as provided below (in which case, termination is automatic); (v) the Company exercises its right to terminate the Remarketing Process and repurchase the Notes as described under “—Optional Repurchase by the Company” below (in which case, termination is automatic); (vi) the Notes have been deemed paid in accordance with Section 701 of the Indenture (in which case, termination is automatic); (vii) the Remarketing Dealer fails to pay the Purchase Price by 1:30 p.m., New York City time, on the Remarketing Date (in which case, termination is automatic); (viii) the Remarketing Dealer does not give the Remarketing Notification in the manner set forth above (in which case, termination is automatic); (ix) the Remarketing Dealer revokes the Remarketing Notification in the manner set forth above (in which case, termination is automatic); (x) prior to the Notification Date the Remarketing Dealer resigns and no successor has been appointed (in which case, termination is automatic); or (xi) a Settlement Event has occurred and is continuing as described in Section 4(c) of the Credit Support Agreement dated as of October 26, 2005 among the Company, the Remarketing Dealer and Morgan Stanley & Co. Incorporated, as Securities Intermediary (in which case termination is at the election of the Remarketing Dealer).

The Remarketing Dealer will give the Trustee immediate written notice of any Termination Event under clause (iv) above and, if the Remarketing Dealer exercises its option to terminate the Remarketing Process under clause (i), (ii) or (xi) above, of such termination, and the Company will give the Trustee immediate written notice of any Termination Event under clause (iii) or (x) above. If a Termination Event occurs, the Company shall repurchase the Notes on the Remarketing Date as described below.

Notice to Holders by Trustee. In anticipation of the purchase of the Notes by the Remarketing Dealer or the repurchase of the Notes by the Company on the Remarketing Date, the Trustee will notify the Holders of the Notes, not less than 30 days nor more than 60 days prior to the Remarketing Date, that the Notes shall be delivered on the Remarketing Date through the facilities of the Depositary against payment of the Purchase Price by the Remarketing Dealer or the Company.

Remarketing Process and New Coupon Rate. If the Remarketing Dealer elects to remarket the Notes, then the following steps (the “Remarketing Process”) will be taken in order to determine the New Coupon Rate. Each of the Company and the Remarketing Dealer shall use reasonable best efforts to cause the actions contemplated below to be completed in as timely a manner as possible. Notwithstanding anything herein to the contrary, the Remarketing Process shall not start or occur if any Termination Event occurs and, if the Remarketing Process has commenced at the time of any Termination Event, the Remarketing Process shall automatically terminate upon the occurrence of such Termination Event.

(a)
The Company shall have the right to elect by written notice to the Remarketing Dealer, not later than 3:00 p.m. on any Business Day (such date, the “Election Date”) from October 1, 2015 through October 9, 2015, that the following Business Day shall be the “Determination Date”; provided, that if the Company has not elected a Determination Date prior to 3:00 p.m. on the fourth Business Day prior to the Remarketing Date, the third Business Day prior to the Remarketing Date shall be the Determination Date.

(b)
On the Determination Date, the Remarketing Dealer shall determine the New Coupon Rate, in accordance with the procedures set forth below, to the nearest one hundredth (0.01) of one percent per annum, unless the Company has chosen to repurchase, or is required to repurchase, the Notes in accordance the terms hereof. The “New Coupon Rate” shall be based on the Dollar Price (as defined below) of the Notes as determined from the lowest Bid (as defined below), expressed as a rate of interest (in the form of a percentage) obtained by the Remarketing Dealer prior to 3:00 p.m., New York City time, on the Determination Date from the Bids quoted to the Remarketing Dealer by up to five Reference Corporate Dealers (as defined below). The New Coupon Rate for the Notes announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the holders of the Notes, including the Holder hereof, the Company and the Trustee.

(c)
By 4:00 p.m., New York City time, on the Determination Date, the Remarketing Dealer shall notify the Company and the Trustee by telephone, confirmed in writing (which may include facsimile or other electronic transmission), of the New Coupon Rate of the Notes effective from and including the Remarketing Date. Promptly after the determination thereof, the Remarketing Dealer shall notify the Company and the Trustee of the Dollar Price.

(d)
On the Remarketing Date, the Remarketing Dealer shall sell the total aggregate principal amount of the Notes at the Dollar Price to the Reference Corporate Dealer providing the lowest Bid. If the lowest Bid is submitted by two or more of the applicable Reference Dealers, the Remarketing Dealer may sell such Notes to one or more of such Reference Dealers as it shall determine after consultation with the Company.

(e)
On the Remarketing Date, by (i) not later than 1:30 p.m., New York City time, the Remarketing Dealer shall deliver to the Trustee in immediately available funds an amount equal to 100% of the principal amount of the Notes for payment to the Holders of the Notes, (ii) not later than 1:30 p.m., New York City time, the Company will deliver to the Trustee immediately available funds in an amount equal to all accrued and unpaid interest, if any, due on the Notes to but excluding the Remarketing Date for payment to the Holders of the Notes, and (iii) each Holder of Notes, and any beneficial owner of Notes will be required to deliver and will be deemed to have delivered such Notes to the Trustee, for delivery upon instructions of the Remarketing Dealer, against payment therefor by book-entry through the facilities of the Depositary.

No holder or beneficial owner of Notes or any interest therein will have any right or claim against the Remarketing Dealer’s decision whether or not to give the Remarketing Notification or performance or nonperformance with respect thereto.

As used herein:

A “Bid” will be an irrevocable offer by a Reference Corporate Dealer to purchase the aggregate outstanding principal amount of the Notes at the Dollar Price, but assuming (i) a settlement date that is the Remarketing Date applicable to such Notes, without accrued interest, (ii) a maturity date that is October 15, 2035 and (iii) a stated annual interest rate (which shall be based on a semi-annual bond equivalent yield computed on the basis of a 360-day year consisting of twelve 30-day months) equal to the New Coupon Rate bid by the applicable Reference Corporate Dealer.

“Dollar Price” means, with respect to the Notes (i) the principal amount of such Notes, plus (ii) a premium (the “Notes Premium”) equal to the Settlement Amount.

“Reference Corporate Dealer” means each of up to five leading dealers of publicly traded debt securities, including debt securities of the Company, which shall be selected by the Company. The Company shall advise the Remarketing Dealer of its selection of Reference Corporate Dealers no later than 3:00 p.m. on October 1, 2015. One of such Reference Corporate Dealers selected by the Company shall be Morgan Stanley & Co. Incorporated unless Morgan Stanley & Co. International Limited notifies the Company that Morgan Stanley & Co. Incorporated does not desire to be selected as a Reference Corporate Dealer.

“Settlement Amount” means the present value of an annuity equal to the positive difference, if any, of (x) a stream of interest payments which would have been due on the Notes after the Remarketing Date assuming the Notes were to bear interest at 5.131% (which is a semi-annual bond equivalent yield computed on the basis of a 360-day year consisting of twelve 30-day months) and the aggregate face amount of the Notes were to remain outstanding until October 15, 2035, and (y) a stream of corresponding interest payments which would have been due on the Notes after the Remarketing Date assuming the Notes were to bear interest at the Swap Rate (which shall be a semi-annual bond equivalent yield computed on the basis of a 360-day year consisting of twelve 30-day months) and the aggregate face amount of Notes were to remain outstanding until October 15, 2035, determined by discounting such interest payments described in clauses (x) and (y) from the respective dates on which such interest payments would have become due to the Remarketing Date using a series of discount factors corresponding to those dates determined by the Remarketing Dealer from the yield curve a swap dealer would use on the Determination Date in valuing a series of swap payments similar to that annuity.

“Swap Rate” for the Notes means the semi-annual rate equal to the bid side yield to maturity of then current 20-year swaps, which appears on Telerate Page 19901 at 3:00 p.m., New York time, on the Determination Date (or such other date or time on which the Swap Rate is being calculated that may be agreed upon by the Company and the Remarketing Dealer) (the “Rate Setting Time”), or if such Swap Rate does not appear on Telerate Page 19901 as of the Rate Setting Time then such Swap Rate shall be as determined by the Remarketing Dealer by obtaining bid quotations for the then-current 20-year swap rate from four Reference Corporate Dealers (selected in good faith by the Remarketing Dealer) as of the Rate Setting Time and then computing the arithmetic mean of the two middle bid quotations (after discarding the highest and lowest of such quotations), which arithmetic mean shall be such Swap Rate.

“Telerate Page 19901” means the display designated as Page “19901” on the Moneyline Telerate Inc. (or any successor or substitute page as may replace such page on such service) or such other service displaying the bid rates as may replace Moneyline Telerate Inc.

The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the Notes. The Remarketing Dealer may exercise any vote or join in any action which any Holder or beneficial owner of the Notes may be entitled to exercise or take with like effect as if such Remarketing Dealer did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

Purchase by the Company

Mandatory Repurchase by the Company. If any Termination Event occurs, the Company will repurchase the entire principal amount of the Notes on the Remarketing Date at the Purchase Price plus accrued and unpaid interest on the Notes to but excluding the Remarketing Date.

Optional Repurchase by the Company. At any time prior to 3:00 p.m., New York City time, on the Determination Date, the Company may irrevocably elect in its sole and absolute discretion, by notice in writing to the Remarketing Dealer and the Trustee, to terminate the Remarketing Process, whereupon the Company will repurchase the entire principal amount of the Notes on the Remarketing Date at the Purchase Price plus accrued and unpaid interest on the Notes to but excluding the Remarketing Date.

In case the Company is required to or elects to purchase the Notes pursuant to either of the preceding two paragraphs, then by no later than 2:00 p.m., New York City time, on the Remarketing Date, the Company shall deliver to the Trustee in immediately available funds an amount equal to the Purchase Price of this Note, together with accrued and unpaid interest hereon, for payment to the Holder hereof, and the Holder of this Note shall be required to deliver, and any owner of a beneficial interest in this Note shall be deemed to have delivered its beneficial interest in, this Note to the Trustee against payment of the Purchase Price (and accrued and unpaid interest thereon) on the Remarketing Date through the facilities of the Depositary. Notes that have been purchased by the Company on the Remarketing Date as aforesaid shall be canceled by the Trustee upon the written order of the Company in accordance with Section 309 of the Indenture and no Notes may be authenticated in lieu thereof or in exchange therefor.

Redemption. This Security shall not be redeemable at any time prior to Stated Maturity.

General Matters

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of this Security may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Trustee to enter into one or more supplemental indentures for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding under the Indenture, considered as one class; provided, however, that if there shall be Securities of more than one series Outstanding under the Indenture and if a proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such series, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all series so directly affected, considered as one class, shall be required; and provided, further, that if the Securities of any series shall have been issued in more than one Tranche and if the proposed supplemental indenture shall directly affect the rights of the Holders of Securities of one or more, but less than all, of such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all Tranches so directly affected, considered as one class, shall be required; and provided, further, that the Indenture permits the Trustee to enter into one or more supplemental indentures for limited purposes without the consent of any Holders of Securities. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities then Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest, if any, on this Security at the times, place and rate, in the coin or currency, and in the manner, herein prescribed.

As provided in the Indenture and subject to certain limitations therein and herein set forth, this Security or any portion of the principal amount hereof will be deemed to have been paid for all purposes of the Indenture and to be no longer Outstanding thereunder, and, at the election of the Company, the Company’s entire indebtedness in respect thereof will be satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than the Company), in trust, money in an amount which will be sufficient and/or Eligible Obligations, the principal of and interest on which when due, without any regard to reinvestment thereof, will provide moneys which, together with moneys so deposited, will be sufficient to pay when due the principal of and premium, if any, and interest, if any, on this Security when due.

The Indenture contains terms, provisions and conditions relating to the consolidation or merger of the Company with or into, and the conveyance or other transfer, or lease, of assets to, another Person, to the assumption by such other Person, in certain circumstances, of all of the obligations of the Company under the Indenture and on the Securities and to the release and discharge of the Company in certain circumstances, from such obligations.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office of JPMorgan Chase Bank, N.A. in New York, New York or such other office or agency as may be designated by the Company from time to time, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series of authorized denominations and of like tenor and aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only as registered Securities, without coupons, and in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of the same series and Tranche, of any authorized denominations, as requested by the Holder surrendering the same, and of like tenor upon surrender of the Security or Securities to be exchanged at the office of JPMorgan Chase Bank, N.A. in New York, New York or such other office or agency as may be designated by the Company from time to time.

The Company shall not be required to execute and the Security Registrar shall not be required to register the transfer of or exchange of (a) Securities of this series during a period of 15 days immediately preceding the date notice is given identifying the serial numbers of the Securities of this series called for redemption or (b) any Security so selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes (subject to Sections 305 and 307 of the Indenture), whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such statute), except to the extent that the Trust Indenture Act shall be applicable.

As used herein, “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are generally authorized or required by law, regulation or executive order to close in The City of New York or other city in which is located any Paying Agent for the Securities of this series. All other terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

As provided in the Indenture, no recourse shall be had for the payment of the principal of or premium, if any, or interest on any Securities or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under the Indenture, against, and no personal liability whatsoever shall attach to, or be incurred by, any member, officer, director or manager, as such, past, present or future of the Company or of any predecessor or successor of the Company (either directly or through the Company or a predecessor or successor of the Company), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and this Security are solely obligations of the Company and that any such personal liability is hereby expressly waived and released as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of this Security.

Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

PPL ENERGY SUPPLY, LLC

[SEAL]	By: ______________________________________
Vice President and Treasurer

Attested:

By:________________________ Assistant Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: October 26, 2005	JPMORGAN CHASE BANK, N.A. as Trustee By: _________________________________ Authorized Officer

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

________________________________________________________________________________________________________
[please insert social security or other identifying number of assignee]

________________________________________________________________________________________________________
[please print or typewrite name and address of assignee]

________________________________________________________________________________________________________

the within Security of PPL ENERGY SUPPLY, LLC and does hereby irrevocably constitute and appoint                                          , Attorney, to transfer said Security on the books of the within-mentioned Company, with full power of substitution in the premises.

Dated: _________________________________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatsoever.